Exhibit 99.9

Rule 10b5-1 Trading Plan
(Affiliates of the Issuer)

This Trading Plan (“Plan”) is entered into as of _________, 2023 between _________ (“Client”) and _________ (“Broker”), for the purpose of establishing a trading plan in accordance with the requirements of SEC Rule 10b5-1 (“Rule 10b5- 1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Client and Broker agree as follows:

1.
Specific Plan of Trading.  Client hereby instructs Broker, acting as agent, to affect sales or purchases of shares of Stock (as defined below) of _________  (“Issuer”) from or into account # _________ (the “Account”) maintained with Broker, on behalf of Client, in accordance with the attached Appendix A to the Plan (“Appendix A” or “Trade Instruction”) and the Sales Dates (as defined below and identified in Appendix A).  The term “Stock” means shares of common stock (Symbol: _________) of the Issuer which Client (a) owns as of the date of execution of this Plan (the “Long Shares”), (b) will acquire upon the vesting of outstanding restricted stock units (the “RSUs”) or performance-based restricted stock units (the “PSUs”), (c) has the right to acquire under outstanding stock options issued by the Issuer (the “Options”) or (d) proposes to acquire in accordance with the Trade Instruction.  The term “Sale Date” means each Sale Start Date or Exercise and Sale Start Date through the corresponding Sale End Date or Exercise and Sale End Date in Appendix A; provided, however, if any Sale Date is not a Trading Day, such Sale Date shall be deemed to fall on the next succeeding Trading Day.  A “Trading Day” is any day on which:  (x) the Principal Market (as defined below) is open for business and (y) the Stock trades the regular way on the Principal Market.  For the avoidance of doubt, a Sale Date shall not include after-market or pre- market trading.  “Principal Market” means the national securities exchange registered under Section 6 of the Exchange Act (“National Securities Exchange”) on which the Stock principally trades, as determined by Broker in its sole and absolute discretion.

2.
Affiliate Status.  Client acknowledges that it is an “affiliate” of the Issuer as defined in Rule 144(a)(1) and that accordingly all sales under this Plan, if any, will be conducted in accordance with the volume, manner of sale and notice requirements under Rule 144.  Client agrees to notify Broker promptly if there is any change in Client’s affiliate status.

3.	Commission. Client shall pay Broker $0.____ per share of Stock traded. For sales, such amounts shall be deducted by Broker from the proceeds of sales under this Plan.

4.	Representations and Warranties. Client represents and warrants that as of the date of this Plan:
(a)	Client is not aware of any material nonpublic information concerning Issuer or any of its securities (including the Stock).
(b)
Client is entering into this Plan, and will act in respect of this Plan, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or Section 9(a)(2) of the Exchange Act.

(c)
Client has informed Issuer of this Plan and has furnished a copy to Issuer.  Further, Client is permitted to trade Stock in accordance with Issuer’s insider trading policy (the “Insider Trading Policy”) and has obtained the authorization of Issuer’s internal counsel to enter into this Plan in accordance with the procedures established thereby.  Client is not aware of any trading blackout period in effect for the Issuer as of the date hereof.

(d)
Client has disclosed to Broker any agreements that Client is currently party to, or within the past 60 days, has been party to, with another broker, dealer or financial institution (each, a “Financial Institution”) entered into for the purpose of establishing a trading plan that complies with Rule 10b5-l.

(e)
There are no legal, regulatory, contractual, or other restrictions applicable to the trades contemplated under this Plan that would interfere with Broker’s ability to execute trades and effect delivery and settlement of such trades on behalf of Client, including any such restrictions arising as a result of Rule 14e-3 based on Client’s awareness of information in connection with a tender offer for Issuer’s securities (collectively, “Client Trading Restrictions”).

(f)
Any Stock to be sold under this Plan is owned free and clear by Client (subject only to (i) the compliance by Client with the exercise provisions of Options and (ii) the compliance by Client with the restriction provisions of RSUs and PSUs) and is not subject to any liens, security interests or other encumbrances or limitations on dispositions, other than those arising under the Securities Act of 1933, as amended (the “Securities Act”), and rules promulgated thereunder, including Rule 144, Rule 145, or Rule 701, if applicable.

(g)
If the Trade Instructions are designed to effect the open-market purchase or sale of the total amount of securities subject to the Plan as a single transaction, the Client represents that it has not during the prior 12 months adopted a contract, instruction or plan that (i) was designed to effect the open-market purchase or sale of all of the securities covered by such prior contract, instruction or plan in a single transaction, and (ii) would otherwise qualify for the affirmative defense under Rule 10b5-1(c).

(h)
Client has consulted with Client’s own advisors as to the legal, tax, business, financial and related aspects of this Plan, including this Plan’s compliance with Rule 10b5-l and applicable state law.  Client has not received or relied upon any representations from Broker concerning this Plan’s compliance with Rule 10b5-1.  Client acknowledges that Broker is not acting as a fiduciary or an advisor for Client.

(i)	For Options, the number of options granted to Client is equal to or greater than the number of options to be exercised and the underlying Stock to be sold under the Plan.

5.	Agreements by Client:
(a)
Issuer Representation Letter.  Client agrees to provide Broker with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Appendix B to the Plan (“Appendix B”) upon the execution of this Plan.

(b)	Delivery of Stock.
i.
Client shall deliver all shares of Stock (with the amount to be estimated by Client in good faith if a sale amount is designated as an aggregate dollar amount) to be sold pursuant to this Plan into the Account prior to the commencement of sales of those Stock shares under this Plan, together with any transfer documents and other authorizations required for Broker to effect settlement of sales of such Stock on Client’s behalf.

ii.
In the event that it is necessary for Broker to borrow or purchase shares of Stock in order to complete any trade on behalf of Client pursuant to this Plan, Client authorizes Broker to borrow or purchase such shares and agrees to be responsible for any expense or loss which Broker may sustain relating to such borrowing or purchase, including any expense or loss Broker may sustain as a result of its inability to borrow or purchase shares of the Stock to complete its delivery obligation.

(c)
Hedging Transactions.  While this Plan is in effect, Client shall comply with the prohibition set forth in Rule 10b5-l(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Stock (including, without limitation, with respect to any securities convertible into or exchangeable for Stock, or any option or other right to purchase or sell Stock or such convertible or exchangeable securities).

(d)
Notice to Broker.  Client shall notify Broker by telephone, confirmed in writing, to terminate or suspend sales, as appropriate, as soon as practicable upon the occurrence of any of the events contemplated in Sections 7(b) or (c) or Section 9.

(e)
Communications.  Client shall not, directly or indirectly, communicate any material nonpublic information relating to the Issuer or its securities (including the Stock) to Broker, its employees involved in executing this Plan, or Client’s Wealth Manager.

(f)
Compliance with Applicable Laws and Required Exchange Act Filings.  Client shall comply with all applicable laws, rules and regulations related to transactions under this Plan.  Client understands and agrees that it is the responsibility of Client, and not Broker or Issuer, to determine whether this Plan meets the requirements of Rule 10b5-1(c) and any other applicable federal or state laws or rules.

(g)
No Influence.  Client does not have, and shall not at any time attempt to exercise any influence over, how, when or whether to effect trades under the Plan; provided, that, Client may suspend this Plan in accordance with Section 7 or terminate this Plan in accordance with Section 9.

(h)	Stock Non-Marginable. The Stock is not marginable and may not be used by Client as collateral for any purpose.
(i)
Section 13 or Section 16 Filings.  Client acknowledges and agrees that Client shall be solely responsible for making all filings, if any, required under Sections 13(d), 13(g), and 16 of the Exchange Act (and the rules and regulations thereunder) with respect to trades pursuant to this Plan, and Client acknowledges that Broker shall not make any such filings and shall have no liability to Client in connection with or related to any such filings.

(j)
Exclusivity.  Until this Plan has been terminated, Client shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Stock, or (iii) adopt a plan for trading with respect to Stock other than this Plan (any such contract, instruction or plan, a “Concurrent Instruction”).  Client further represents that it has no Concurrent Instruction in effect.  This Section 5(j) shall not apply to (x) contracts or instructions for sales of securities in an underwritten offering registered under the Securities Act or (y) any “sell-to-cover transaction” within the meaning of Rule 10b5-1(c)(ii)(D)(3), provided that if the volume limits in Rule 144(e) are applicable to Client’s sales under the Plan, Client (or Issuer on Client’s behalf) reports such sell-to-cover transactions to Broker and Client confirms that such sales will not cause Client to exceed the volume limits of Rule 144(e).

(k)	Acknowledgement of Relief from Obligation to Effect Trades. Broker shall be relieved of its obligation to sell Stock as otherwise required by Section 1 above at any time when:
i.
Broker, in its sole and absolute discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Client or Client’s affiliates.

ii.
Broker is notified in writing by Client (unless such notice is previously provided by Issuer) or otherwise determines that, in the case of Stock being sold pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired or is otherwise unavailable.

iii.	This Plan is suspended in accordance with Section 7 below.
iv.	This Plan is terminated in accordance with Section 9 below.

(l)
Issuer Repurchases.  If Client becomes aware that Issuer intends to purchase Stock on the open market (an “Issuer Repurchase”), he shall notify Broker and specify in such notice the earliest date that any such Issuer Repurchase may occur (the “Issuer Repurchase Date”).  Client further agrees he shall not take any action that would cause any purchase under this Plan to constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18 under the Exchange Act) in connection with any Issuer Repurchase, nor to attempt to influence when or whether purchases are made by Broker.

6.	Rule 144 and Rule 145. If Client’s sales are to be conduct in reliance on Rule 144 or Rule 145, Client and Broker agree to comply with the following provisions:
(a)	Agreements by Client Regarding Rule 144 and Rule 145.
i.
Neither Client, nor any person or entity with which Client would be required to aggregate sales of Stock pursuant to Rule 144(a)(2) or (e), has sold any Stock in reliance on Rule 144 within the preceding 90 days.  Client agrees not to take, and not to cause any person or entity with which Client would be required to aggregate sales of Stock pursuant to Rule 144(a)(2) or (e) to take, any action that would cause sales hereunder not to comply with all applicable requirements of Rule 144.

ii.
Client agrees to provide Broker Forms 144 for sales to be effected under the Plan at such time and in such numbers as Broker shall request.  Client hereby grants Broker a power of attorney to complete and/or file on behalf of Client any required Forms 144.  Client understands and agrees that such Form 144 will include the date this Plan was adopted, and that by signing the Form 144, Client is making a representation regarding the seller’s knowledge of material non-public information as of that plan adoption date.  Notwithstanding such power of attorney, Client acknowledges that Broker has no regulatory obligation to complete or file Forms 144 on behalf of Client.

iii.
If Client would otherwise be deemed an “underwriter” of any shares of Stock to be sold pursuant to this Plan under Rule 145(c), Client agrees (x) that all sales of such shares of Stock must be made in compliance with Rule 145(d) (and not, for the avoidance of doubt, pursuant to any registration statement under the Securities Act) and (y) not to take, and not to cause any other person or entity to take, any action that would cause sales hereunder not to comply with all applicable requirements of Rule 145(d), including any related requirements of Rule 144.

(b)	Agreements by Broker Regarding Rule 144 and Rule 145.
i.
Broker agrees to conduct all sales of Stock pursuant to the Plan in accordance with the manner-of-sale requirements of Rule 144 to the extent applicable.  Broker shall not effect any sales that it knows would exceed the then-applicable volume limitation under Rule 144.

ii.
Broker agrees to file such Forms 144 furnished by Client pursuant to Section 6(a)(ii) on behalf of Client as required by applicable law.  Broker will either make one Form 144 filing at the beginning of each three-month period, commencing upon the first sale day under this Plan, or file Form 144 for each sale made in connection with the Plan.  Client understands and agrees that such Form 144 will include the date this Plan was adopted.

7.	Market Disruptions and Trading Restrictions.
(a)
Client understands that Broker may not be able to effect a trade, in whole or in part, due to a market disruption, if there is insufficient demand for any or all of the Stock at or above the specified price (e.g., the specified price is met but all Stock could not be sold at or above the specified price), or due to a legal, regulatory, or contractual restriction applicable to Broker or its affiliates or any other event or circumstance described in Section 12(b)(ii).  Client also understands that Broker may be unable to effect a trade consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, a material adverse change in the financial markets or the market activity in the Stock, or other market factors in effect on the Sale Date specified in Appendix A. Broker may determine not to effect a trade hereunder when Broker, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred that could, in Broker’s judgment, impact trades of the Stock.  As soon as reasonably practicable after the cessation or termination of any such market disruption, restriction event, or circumstance, Broker shall resume effecting trades in accordance with the express provisions of this Plan which are then applicable.  Trades that are not executed as the result of any such market disruption, restriction, event, or circumstance shall not be deemed to be a part of this Plan.

(b)	Trading under this Plan shall be suspended promptly after Broker receives notice from Client or Issuer of Client Trading Restrictions.
(c)
If Client becomes subject to any Client Trading Restrictions, Client shall provide Broker notice of such restrictions as soon as practicable, but in no event later than three days prior to the date of the remaining trade(s) specified in Appendix A (unless such notice is previously provided by Issuer) by telephone, confirmed by email, as provided in Section 11(a).  Such notice shall indicate the anticipated duration of such restrictions, but shall not provide Broker information about the nature of such restrictions or any other information about such restrictions.

(d)
With respect to any Client Trading Restrictions for which Client or Issuer have given Broker notice, Broker shall suspend trades under this Plan.  As soon as reasonably practicable after the cessation of the Client Trading Restriction, Broker shall resume effecting trades in accordance with the express provisions of this Plan which are then applicable.  Trades that are not executed as the result of any such Client Trading Restriction shall not be deemed to be a part of this Plan.  Following its receipt of notice of any Client Trading Restrictions, Broker may, but is not required to, terminate this Plan.

(e)
Broker is released from all liability in connection with any reasonable suspension of sales under Section 5(k) or Section 6, including, but not limited to, liability for the expiration of options, loss of market value, or insufficient demand for any or all of the Stock at or above a specified price.

8.	Implementation of the Plan.
(a)
Client hereby appoints Broker to exercise Options and/or trade Stock pursuant to the terms and conditions set forth in Appendix A.  Subject to such terms and conditions, Broker hereby accepts such appointment.

(b)
Broker will withdraw Stock from the Account in order to effect sales of Stock under this Plan.  Broker will not execute any transactions in Stock pursuant to this Plan until the later of (i) at least ninety (90) days after Client entered into this Plan or (ii) two business days following the disclosure of the Issuer’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Plan was adopted (or if the Issuer is a “foreign private issuer,” in a Form 20- F or Form 6-K that discloses the Issuer’s financial results), provided that this clause (ii) (x) not be deemed to have been satisfied unless the Issuer has delivered to Broker notice that such filing has been made, provided, that the Broker may waive such notice in its sole discretion if it otherwise becomes aware of such filing, and (y) shall be deemed to have been satisfied one-hundred twenty (120) days after Client entered into the Plan whether or not such financial results have been disclosed.  Furthermore, Broker will not execute any transactions under this Plan unless Issuer has delivered the Issuer Representation letter attached as Appendix B.

(c)	Broker will in no event effect any sales under this Plan if the Stock to be sold is not in the Account or underlying an Option that is exercisable in accordance with the terms of this Plan.
(d)
The shares of Stock to be sold under this Plan, and any applicable minimum sale price, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or extraordinary stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Plan.

(e)
For Options, Client hereby authorizes Broker to serve as Client’s agent and attorney-in-fact and, in accordance with the terms of this Plan, to exercise the Options and sell the underlying Stock in accordance with the Appendix A Trade Instruction with respect to the security type “Options.”

i.	Broker will in no event exercise any Option if, at the time of exercise, the exercise price of the Option is equal to or greater than the market price of the underlying Stock.

ii.
Client agrees to make arrangements with Issuer and its transfer agent and stock plan administrator to permit Broker to furnish notice to Issuer of the exercise of Options and to have underlying shares of Stock delivered to Broker (for deposit in the Account) as necessary to effect sales of Stock under this Plan.  Client hereby authorizes Issuer to act pursuant to and to rely on any instruction delivered by Broker in the name of Client, provided that such instructions are accompanied by an option exercise form executed by Client, which form Client agrees to complete, execute and deliver completed to Broker upon execution of this agreement, together with any required third-party consents, with respect to the Options listed in Appendix A.

iii.
To the extent that the exercise price and any withholding tax relating to the exercise of an Option and sale of the underlying Stock under this Plan are to be paid from the proceeds of such exercise and sale, Broker will remit to the Issuer the exercise price thereof along with such amounts as may be necessary to satisfy withholding obligations.  These amounts will be derived from the proceeds of the sale of shares of Stock, subject to any procedures or restrictions established by the Issuer with respect to “Cashless Exercises.”  After remitting payment to the Issuer for the applicable exercise price and withholding tax pursuant to this Section, any commissions and/or fees due and payable to Broker shall be deducted from the proceeds of such exercise and sale and paid to Broker.

(f)
Broker may sell shares of Stock on the Principal Market, in the over-the-counter market, on an automated trading system or otherwise during such time as the Stock trades regular way on the Principal Market.  Client agrees that if Broker is a market maker in the Stock at the time that any sale is to be made under this Plan, Broker may, at its sole discretion, purchase the Stock from Client in its capacity as market maker.  To the extent Broker administers other trading plans, or receives any other trading instructions, relating to Issuer’s securities, Broker may aggregate orders for Client with orders under other sellers’ trading plans or instructions for execution in a block and allocate each execution on a pro rata basis to each seller.  In the event of partial execution of block orders, Broker shall allocate the proceeds of all Stock actually sold on a particular day.

(g)
Subject to Section 8(a) and any trade restrictions set forth in Appendix A, such as a limit price, Broker shall sell shares under ordinary principles of best execution at the then-prevailing market price.

(h)
If an order to sell Stock pursuant to the Plan, whether market or limit, is handled by Broker’s trading desk, the order shall be handled as “not held.”  A “not held” or “working order” permits a Broker trader to use reasonable judgement, exercising price and time discretion, as to when to execute the order; provided, however, that no order may be executed other than in accordance with this Plan.  This provision shall only apply to orders handled by Broker’s trading desk.

(i)
Proceeds from each sale of Stock effected under the Plan will be delivered to Client’s Account on a normal two-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Broker, provided that any commission hereunder shall be in accordance with Section 3 above.

9.	Term. This Plan shall terminate on the earliest to occur of the following:
(a)	one (1) year from the date Broker begins executing sales under this Plan;
(b)	the execution of all trades contemplated under this Plan;
(c)
promptly after Broker receives written notice (or otherwise upon Broker becoming aware):  (i) that Client has filed a petition for bankruptcy or insolvency, or a petition for bankruptcy or insolvency has been filed against Client and not dismissed within sixty (60) days of its filing; or (ii) of Client’s liquidation or dissolution;

(d)	promptly after Broker receives written notice (or otherwise upon Broker becoming aware) of Client’s death or legal incapacity;
(e)
at any time upon three days prior written notice by Client to Broker’s supervision office, by email to the email address set forth in Section 11(a) below; provided that Client agrees that Client shall not terminate this Plan except upon consultation with Client’s own legal advisors and Client agrees to notify the Issuer promptly of such termination.

(f)
upon the reasonable determination by Broker, or promptly after the reasonable determination by Client and notice to Broker, that (i) this Plan does not comply with Rule 10b5-1 or other applicable securities laws; (ii) Client or Broker has not complied with this Plan, Rule 10b5-1 or other applicable securities laws; or (iii) Client has made misstatements in its representations or warranties above;

(g)
receipt by Broker of written notice from Issuer or Client (or otherwise upon Broker becoming aware) of (i) the filing of a bankruptcy petition by Issuer; (ii) the public announcement of a merger, recapitalization, acquisition, tender or exchange offer or other business combination or reorganization resulting in the exchange or conversion of the Stock into shares of a company other than Issuer; or (iii) the conversion of the Stock into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

(h)	immediately in the event that Client fails to deliver any Stock pursuant to Section 5(b) or fails to satisfy any delivery requirements with respect to options under this Plan;
(i)	as to sales relating to option exercises, receipt by Broker of written notice from the Issuer that the options specified have expired or been terminated or forfeited;
(j)	the Shares cease to be listed on a National Securities Exchange; or
(k)
the earlier of (i) the business day immediately preceding any Issuer Repurchase Date of which the Client or the Issuer has notified the Broker and (ii) the date that Broker otherwise becomes aware that any Issuer Repurchase has occurred.

10.
Amendments.  This Plan and the Appendices hereto may be amended by Client only upon the written consent of Broker and receipt by Broker of the following documents, each dated as of the date of such amendment:  (a) a certificate signed by Client, certifying that the representations and warranties of Client contained in this Plan are true at and as of the date of such certificate as if made at and as of such date; and (b) an Issuer Representation letter completed by Issuer in the form of Appendix B.  Client acknowledges and understands that any modification or change to the amount, price or timing of the purchase or sale of Stock underlying this Plan shall be deemed to constitute the termination of this Plan and the adoption by Client of a new trading plan.

11.	Notices and Other Communications.
(a)	Any notices to Broker under this Plan shall be given to Broker’s supervision office in the manner specified in this Plan by telephone at _________ or by email to _________.
(b)	Client authorizes Broker to send duplicate copies of confirmations of trades made under this Plan to the Issuer.
(c)
If Client is subject to the reporting requirements of Section 16 of the Exchange Act, complete the following to have the transaction information required for Section 16 reporting of transactions under this Plan forwarded to a designated third party.

i.	Client authorizes Broker to transit transaction information under this Plan via email to:

Name:
Title:
Organization:
E-mail:

With a copy to:

Name:
Title:
Organization:
E-mail:

ii.
Client understands that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

iii.	If any of the above contact information changes, or Client would like to terminate this authorization, Client will promptly notify Broker in writing.

12.	Indemnification; Limitation of Liability.
(a)
Client agrees to indemnify and hold harmless Broker and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to (i) Broker’s actions taken or not taken in compliance with this Plan, (ii) any breach by Client of this Plan (including Client’s representations and warranties hereunder), or (iii) any violation by Client of applicable laws or regulations.  This indemnification shall survive termination of this Plan.

(b)	Notwithstanding any other provision hereof, Broker shall not be liable to Client for:
i.
special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

ii.
any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, government action, failure of electronic or mechanical equipment, strikes or others labor conditions, failure of common carrier or utility systems, sabotage, fire or other calamity or casualty, severe weather or natural disasters, market disruptions, war or acts of terrorism, or other causes commonly known as force majeure or as “acts of God.”

(c)
Client acknowledges and agrees that in performing Client’s obligations hereunder neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Client’s assets, or exercising any authority or control respecting management or disposition of Client’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Client or Client’s assets.  Without limiting the foregoing, Client further acknowledges and agrees that neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Client’s assets.

13.	Governing Law. This Plan shall be governed by and construed in accordance with the laws of the state of California.

14.
Agreement to Arbitrate.  This Plan shall not alter or affect any mandatory arbitration provision currently in effect between Broker and Client under a separate agreement.  Any dispute between Client and Broker arising out of, relating to or in connection with this Plan shall be determined only by arbitration as provided in the brokerage account agreement for the Account.

15.
Inconsistency with the Law.  If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Plan will continue and remain in full force and effect.

16.
Entire Agreement.  This Plan, including Appendices, and the brokerage account agreement for the Account, constitute the entire agreement between the parties with respect to this Plan and supersede any prior agreements or understandings with regard to this Plan.

17.	Miscellaneous.
(a)	Client’s rights and obligations under this Plan may not be assigned or delegated without the written permission of Broker.
(b)
Client and Broker acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

(c)	This Plan may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

NOTICE:  THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE IN SECTION 14.

IN WITNESS WHEREOF, the parties hereto have signed this Plan as of the first date above.

Name of Client:

Signature of Client:

Date:

Accepted by:

By:

Name:

Title:

Date:

Appendix A
Trading Plan
TRADE INSTRUCTIONS

[OMITTED]

APPENDIX B

ISSUER REPRESENTATION

[OMITTED]